Exhibit 99.1
Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606

Equity Commonwealth Reports Full Year 2019 Results
Announces Sale of 109 Brookline in Boston and Contract to Sell Tower 333 in Bellevue

Chicago - February 12, 2020 - Equity Commonwealth (NYSE: EQC) today reported its financial results for the quarter and year ended December 31, 2019. All per share results are reported on a diluted basis.

Financial results for the quarter ended December 31, 2019
Net income attributable to common shareholders for the quarter ended December 31, 2019 was $14.0 million, or $0.11 per share. This compares to net income attributable to common shareholders for the quarter ended December 31, 2018 of $13.4 million, or $0.11 per share. The increase in net income was primarily due to a decrease in interest expense offset by a decrease in income due to property sales.

Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts, for the quarter ended December 31, 2019, were $19.8 million, or $0.16 per share. This compares to FFO for the quarter ended December 31, 2018 of $25.6 million, or $0.21 per share. The following items impacted FFO for the quarter ended December 31, 2019, compared to the corresponding 2018 period:
•($0.09) per share decrease in income from properties sold;
•($0.01) per share decrease in interest and other income;
•$0.04 per share of interest expense savings; and
•$0.01 per share of lower loss on debt extinguishment.

Normalized FFO for the quarter ended December 31, 2019 was $19.7 million, or $0.16 per share. This compares to Normalized FFO for the quarter ended December 31, 2018 of $25.5 million, or $0.21 per share. The following items impacted Normalized FFO for the quarter ended December 31, 2019, compared to the corresponding 2018 period:
•($0.08) per share decrease in income from properties sold;
•($0.01) per share decrease in interest and other income; and
•$0.04 per share of interest expense savings.

Normalized FFO begins with FFO and eliminates certain items that, by their nature, are not comparable from period to period, non-cash items, and items that tend to obscure the company’s operating performance. Definitions of FFO, Normalized FFO and reconciliations to net income, determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

As of December 31, 2019, the company’s balance of cash and cash equivalents was $2.8 billion. Total debt outstanding as of December 31, 2019 was $25.7 million.

Same property results for the quarter ended December 31, 2019
The company’s same property portfolio at the end of the quarter consisted of 7 properties totaling 2.5 million square feet. Same property operating results were as follows:
•The same property portfolio was 94.7% leased as of December 31, 2019, compared to 93.5% as of September 30, 2019, and 93.2% as of December 31, 2018;
•The same property portfolio commenced occupancy was 89.0% as of December 31, 2019, compared to 88.2% as of September 30, 2019, and 91.6% as of December 31, 2018;

•Same property net operating income (NOI) decreased 1.6% when compared to the same period in 2018;
•Same property cash NOI decreased 2.9% when compared to the same period in 2018;
•The company entered into leases for approximately 153,000 square feet, including renewal leases for approximately 63,000 square feet and new leases for approximately 90,000 square feet;
•GAAP rental rates on new and renewal leases were 10.1% higher compared to prior GAAP rental rates for the same space; and
•Cash rental rates on new and renewal leases were 1.5% higher compared to prior cash rental rates for the same space.

The definitions and reconciliations of same property NOI and same property cash NOI to net income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio at the end of the quarter included properties continuously owned from October 1, 2018 through December 31, 2019.

Financial results for the year ended December 31, 2019
Net income attributable to common shareholders for the year ended December 31, 2019 was $484.7 million, or $3.90 per share. This compares to net income attributable to common shareholders for the year ended December 31, 2018 of $264.8 million, or $2.15 per share. The increase in net income was primarily due to an increase in gains from property sales, an increase in interest and other income, and a decrease in interest expense.

FFO for the year ended December 31, 2019 was $89.7 million, or $0.73 per share. This compares to FFO for the year ended December 31, 2018 of $73.4 million, or $0.59 per share. The following items impacted FFO for the year ended December 31, 2019, compared to the corresponding 2018 period:
•($0.33) per share decrease in income from properties sold;
•$0.21 per share increase in interest and other income, net;
•$0.14 per share of interest expense savings;
•$0.05 per increase in same property NOI;
•$0.05 per share of general & administrative expense savings;
•$0.02 per share decrease in income tax expense; and
•$0.01 per share of lower loss on debt extinguishment.

Normalized FFO for the year ended December 31, 2019 was $95.7 million, or $0.78 per share. This compares to Normalized FFO for the year ended December 31, 2018 of $85.4 million, or $0.69 per share. The following items impacted Normalized FFO for the year ended December 31, 2019, compared to the corresponding 2018 period:
•($0.30) per share decrease in income from properties sold;
•$0.15 per share increase in interest income;
•$0.14 per share of interest expense savings;
•$0.05 per share increase in same property cash NOI and termination income; and
•$0.05 per share of general & administrative expense savings.

Same property results for the year ended December 31, 2019
The company’s same property portfolio at the end of the year consisted of 7 properties totaling 2.5 million square feet. Same property operating results were as follows:
•Same property NOI increased 8.8% when compared to the same period in 2018;
•Same property cash NOI increased 6.8% when compared to the same period in 2018;
•The company entered into leases for approximately 608,000 square feet, including new leases for approximately 232,000 square feet and renewal leases for approximately 376,000 square feet;
•GAAP rental rates on new and renewal leases were 11.6% higher compared to prior GAAP rental rates for the same space; and
•Cash rental rates on new and renewal leases were 2.3% higher compared to prior cash rental rates for the same space.

The definitions and reconciliations of same property NOI and same property cash NOI to net income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio at the end of the year included properties continuously owned from January 1, 2018 through December 31, 2019.

Significant events during the quarter ended December 31, 2019
•The company sold three properties totaling 2.7 million square feet for a gross sale price of $812.1 million. Proceeds after credits for capital costs, contractual lease costs, and rent abatements were $795.9 million.
•On June 28, 2019, the company redeemed all $250 million of its 5.875% Senior Unsecured Notes due September 15, 2020.
•The company paid a special, one-time cash distribution of $3.50 per share on October 23, 2019 to common shareholders of record on October 7, 2019.

Subsequent Events
•On February 12, 2020, the company sold 109 Brookline, a 286,000 square foot property in Boston, MA for a gross sale price of $270 million. Proceeds after credits, primarily for contractual lease costs, and transfer taxes were $259.2 million.
•On February 12, 2020, the company entered into a contract to sell Tower 333, a 435,000 square foot office property in Bellevue, WA, for a gross sale price of $401.5 million. Proceeds after credits, primarily for contractual lease costs, and transfer taxes are expected to be approximately $317 million. The closing is expected to occur on or before March 12, 2020. This transaction is subject to customary closing conditions and extension options. There is no certainty that the transaction will close.

Earnings Conference Call & Supplemental Data
Equity Commonwealth will host a conference call to discuss fourth quarter and full year results on Thursday, February 13, 2020, at 9:00 A.M. CST. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). A replay of the audio webcast will also be available following the call.

A copy of EQC’s Fourth Quarter 2019 Supplemental Operating and Financial Data is available on the Investor Relations section of EQC’s website at www.eqcre.com.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. As of February 12, 2020, EQC’s portfolio comprised 6 properties and 2.2 million square feet.

Regulation FD Disclosures
We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements pertaining to the marketing of certain properties for sale and consummating any sales. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect the company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the company’s actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in the company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Contact:
Sarah Byrnes, Investor Relations
(312) 646-2801
ir@eqcre.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except share data)

	December 31,
ASSETS	2019	2018
Real estate properties:
Land	$85,627	$135,142
Buildings and improvements	576,494	1,004,500
	662,121	1,139,642
Accumulated depreciation	(202,700)	(375,968)
	459,421	763,674
Cash and cash equivalents	2,795,642	2,400,803
Marketable securities	—	249,602
Restricted cash	5,003	3,298
Rents receivable	19,554	51,089
Other assets, net	39,757	62,306
Total assets	$3,319,377	$3,530,772

LIABILITIES AND EQUITY
Senior unsecured debt, net	$—	$248,473
Mortgage notes payable, net	25,691	26,482
Accounts payable, accrued expenses and other	37,153	58,300
Rent collected in advance	3,127	9,451
Distributions payable	7,534	4,068
Total liabilities	$73,505	$346,774

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6.50% cumulative convertible; 4,915,196 shares issued and outstanding, aggregate liquidation preference of $122,880	$119,263	$119,263
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 121,924,199 and 121,572,155 shares issued and outstanding, respectively	1,219	1,216
Additional paid in capital	4,313,831	4,305,974
Cumulative net income	3,363,654	2,870,974
Cumulative other comprehensive loss	—	(342)
Cumulative common distributions	(3,851,666)	(3,420,548)
Cumulative preferred distributions	(701,724)	(693,736)
Total shareholders' equity	3,244,577	3,182,801
Noncontrolling interest	1,295	1,197
Total equity	$3,245,872	$3,183,998
Total liabilities and equity	$3,319,377	$3,530,772

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Rental income	$23,410	$39,756	$116,869	$184,368
Other revenue	2,585	3,169	10,981	12,654
Total revenues	$25,995	$42,925	$127,850	$197,022

Expenses:
Operating expenses	$9,741	$15,539	$46,418	$79,916
Depreciation and amortization	6,037	10,830	28,122	49,041
General and administrative	8,290	8,973	38,442	44,439
Loss on asset impairment	—	—	—	12,087
Total expenses	$24,068	$35,342	$112,982	$185,483

Interest and other income, net	14,521	15,741	72,392	46,815
Interest expense (including net amortization of debt discounts, premiums and deferred financing fees of $(60), $548, $204 and $2,553, respectively)	(311)	(5,035)	(8,908)	(26,585)
Loss on early extinguishment of debt	—	(719)	(6,374)	(7,122)
Gain (loss) on sale of properties, net	24	(1,608)	422,172	251,417
Income before income taxes	16,161	15,962	494,150	276,064
Income tax expense	(165)	(540)	(1,284)	(3,156)
Net income	$15,996	$15,422	$492,866	$272,908
Net income attributable to noncontrolling interest	(6)	(5)	(186)	(95)
Net income attributable to Equity Commonwealth	$15,990	$15,417	$492,680	$272,813
Preferred distributions	(1,997)	(1,997)	(7,988)	(7,988)
Net income attributable to Equity Commonwealth common shareholders	$13,993	$13,420	$484,692	$264,825

Weighted average common shares outstanding — basic (1)	122,140	121,749	122,091	122,314
Weighted average common shares outstanding — diluted (1)(2)	123,490	123,376	126,260	123,385

Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$0.11	$0.11	$3.97	$2.17
Diluted	$0.11	$0.11	$3.90	$2.15

Certain reclassifications were made to conform the prior period to our presentation of the condensed consolidated statements of operations due to the impact of adopting ASU 2016-02. Amounts that were previously disclosed as "Tenant reimbursements and other income" are now included in "Rental revenue" and are no longer presented as a separate line item. Parking revenues that do not represent components of leases and were previously disclosed as "Rental income" are now included in "Other revenue." Subsequent to January 1, 2019, provisions for credit losses are included in "Rental revenue." Provisions for credit losses prior to January 1, 2019 were disclosed as "Operating expenses" and were not reclassified to conform prior periods to the current presentation.
(1)	Weighted average common shares outstanding for the three months ended December 31, 2019 and 2018 includes 216 and 203 unvested, earned RSUs, respectively. Weighted average common shares outstanding for the year ended December 31, 2019 and 2018 includes 210 and 308 unvested, earned RSUs, respectively.
(2)	As of December 31, 2019, we had 4,915 series D preferred shares that were convertible into 2,857 common shares. The series D preferred shares are dilutive for the year ended December 31, 2019 and are antidilutive for all other periods presented.

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Calculation of FFO
Net income	$15,996	$15,422	$492,866	$272,908
Real estate depreciation and amortization	5,794	10,518	27,037	47,816
Loss on asset impairment	—	—	—	12,087
(Gain) loss on sale of properties, net	(24)	1,608	(422,172)	(251,417)
FFO attributable to Equity Commonwealth	21,766	27,548	97,731	81,394
Preferred distributions	(1,997)	(1,997)	(7,988)	(7,988)
FFO attributable to EQC common shareholders and unitholders	$19,769	$25,551	$89,743	$73,406

Calculation of Normalized FFO
FFO attributable to EQC common shareholders and unitholders	$19,769	$25,551	$89,743	$73,406
Lease value amortization	—	(22)	(117)	54
Straight line rent adjustments	(69)	(986)	(418)	(4,971)
Loss on early extinguishment of debt	—	719	6,374	7,122
Loss on sale of securities	—	—	—	4,987
Loss on sale of real estate mortgage receivable	—	—	—	2,117
Income taxes related to gains on property sales	—	228	142	2,726
Normalized FFO attributable to EQC common shareholders and unitholders	$19,700	$25,490	$95,724	$85,441

Weighted average common shares and units outstanding -- basic (1)	122,189	121,794	122,138	122,358
Weighted average common shares and units outstanding -- diluted (1)	123,539	123,421	123,450	123,429
FFO attributable to EQC common shareholders and unitholders per share and unit -- basic	$0.16	$0.21	$0.73	$0.60
FFO attributable to EQC common shareholders and unitholders per share and unit -- diluted	$0.16	$0.21	$0.73	$0.59
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit -- basic	$0.16	$0.21	$0.78	$0.70
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit -- diluted	$0.16	$0.21	$0.78	$0.69

(1)
Our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the three months ended December 31, 2019 and 2018 include 49 and 45 LTIP/Operating Partnership Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to EQC common shareholders (only). Our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the year ended December 31, 2019 and 2018 include 47 and 44 LTIP/Operating Partnership Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to EQC common shareholders (only).

We compute FFO in accordance with standards established by Nareit. Nareit defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate, and our portion of these items related to equity investees and noncontrolling interests. Our calculation of Normalized FFO differs from Nareit’s definition of FFO because we exclude certain items that we view as nonrecurring or impacting comparability from period to period. FFO and Normalized FFO are supplemental non-GAAP financial measures. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income (loss), net income (loss) attributable to EQC common shareholders, and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income (loss), net income (loss) attributable to EQC common shareholders, or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders, and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows. Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(Unaudited, amounts in thousands)

	Three Months Ended
	12/31/2019	9/30/2019	6/30/2019	3/31/2019	12/31/2018
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental revenue	$23,410	$23,995	$30,574	$38,890	$39,756
Other revenue	2,585	2,740	2,794	2,862	3,169
Operating expenses	(9,741)	(9,923)	(10,974)	(15,780)	(15,539)
NOI	$16,254	$16,812	$22,394	$25,972	$27,386
Straight line rent adjustments	(69)	499	(11)	(837)	(986)
Lease value amortization	—	(39)	(39)	(39)	(22)
Lease termination fees	(16)	(11)	(2,188)	—	(19)
Cash Basis NOI	$16,169	$17,261	$20,156	$25,096	$26,359
Cash Basis NOI from non-same properties (1)	(557)	(135)	(2,666)	(7,853)	(10,273)
Same Property Cash Basis NOI	$15,612	$17,126	$17,490	$17,243	$16,086
Non-cash rental income and lease termination fees from same properties	85	(449)	1,950	(165)	(137)
Same Property NOI	$15,697	$16,677	$19,440	$17,078	$15,949

Reconciliation of Same Property NOI to GAAP Net Income:
Same Property NOI	$15,697	$16,677	$19,440	$17,078	$15,949
Non-cash rental income and termination fees from same properties	(85)	449	(1,950)	165	137
Same Property Cash Basis NOI	$15,612	$17,126	$17,490	$17,243	$16,086
Cash Basis NOI from non-same properties (1)	557	135	2,666	7,853	10,273
Cash Basis NOI	$16,169	$17,261	$20,156	$25,096	$26,359
Straight line rent adjustments	69	(499)	11	837	986
Lease value amortization	—	39	39	39	22
Lease termination fees	16	11	2,188	—	19
NOI	$16,254	$16,812	$22,394	$25,972	$27,386
Depreciation and amortization	(6,037)	(5,939)	(7,561)	(8,585)	(10,830)
General and administrative	(8,290)	(8,523)	(9,533)	(12,096)	(8,973)
Interest and other income, net	14,521	19,401	20,695	17,775	15,741
Interest expense	(311)	(321)	(4,070)	(4,206)	(5,035)
Loss on early extinguishment of debt	—	—	(6,374)	—	(719)
Gain (loss) on sale of properties, net	24	1,945	227,166	193,037	(1,608)
Income before income taxes	$16,161	$23,375	$242,717	$211,897	$15,962
Income tax (expense) benefit	(165)	521	(340)	(1,300)	(540)
Net income	$15,996	$23,896	$242,377	$210,597	$15,422

Same Property capitalized external legal costs (2)	N/A	N/A	N/A	N/A	$—

(1)	Cash Basis NOI from non-same properties for all periods presented includes the operations of disposed properties.
(2)	Effective January 1, 2019, with the adoption of ASU 2016-02, we no longer capitalize external legal costs incurred when we enter into leases. We did not recast the comparative prior periods presented for the external legal leasing costs capitalized in those periods.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(Unaudited, amounts in thousands)

	For the Year Ended December 31,
	2019	2018
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental revenue	$116,869	$184,368
Other revenue	10,981	12,654
Operating expenses	(46,418)	(79,916)
NOI	$81,432	$117,106
Straight line rent adjustments	(418)	(4,971)
Lease value amortization	(117)	54
Lease termination fees	(2,215)	(2,936)
Cash Basis NOI	$78,682	$109,253
Cash Basis NOI from non-same properties (1)	(11,211)	(46,050)
Same Property Cash Basis NOI	$67,471	$63,203
Non-cash rental income and lease termination fees from same properties	1,421	119
Same Property NOI	$68,892	$63,322

Reconciliation of Same Property NOI to GAAP Net Income:
Same Property NOI	$68,892	$63,322
Non-cash rental income and termination fees from same properties	(1,421)	(119)
Same Property Cash Basis NOI	$67,471	$63,203
Cash Basis NOI from non-same properties (1)	11,211	46,050
Cash Basis NOI	$78,682	$109,253
Straight line rent adjustments	418	4,971
Lease value amortization	117	(54)
Lease termination fees	2,215	2,936
NOI	$81,432	$117,106
Depreciation and amortization	(28,122)	(49,041)
General and administrative	(38,442)	(44,439)
Loss on asset impairment	—	(12,087)
Interest and other income, net	72,392	46,815
Interest expense	(8,908)	(26,585)
Loss on early extinguishment of debt	(6,374)	(7,122)
Gain on sale of properties, net	422,172	251,417
Income before income taxes	$494,150	$276,064
Income tax expense	(1,284)	(3,156)
Net income	$492,866	$272,908

Same Property capitalized external legal costs (2)	N/A	$190

(1)	Cash Basis NOI from non-same properties for all periods presented includes the operations of disposed properties.
(2)	Effective January 1, 2019, with the adoption of ASU 2016-02, we no longer capitalize external legal costs incurred when we enter into leases. We did not recast the comparative prior periods presented for the external legal leasing costs capitalized in those periods.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(Unaudited, amounts in thousands)

NOI is income from our real estate including lease termination fees received from tenants less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions and corporate level expenses. Cash Basis NOI is NOI excluding the effects of straight line rent adjustments, lease value amortization, and lease termination fees. The quarter-to-date same property versions of these measures include the results of properties continuously owned from October 1, 2018 through December 31, 2019. The year-to-date same property versions of these measures include the results of properties continuously owned from January 1, 2018 through December 31, 2019. Properties classified as held for sale within our condensed consolidated balance sheets are excluded from the same property versions of these measures.

We consider these supplemental non-GAAP financial measures to be appropriate supplemental measures to net income (loss) because they may help to understand the operations of our properties. We use these measures internally to evaluate property level performance, and we believe that they provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs. Cash Basis NOI is among the factors considered with respect to acquisition, disposition and financing decisions. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders, or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders, and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income and condensed consolidated statements of cash flows. Other REITs and real estate companies may calculate these measures differently than we do.